UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

AQUILA FUNDS TRUST

(Name of Registrant(s) as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Aquila Funds Trust Reorganization:

Your Clients’ Votes Are Needed

We are writing to update you on the proposed reorganization of Aquila Funds Trust1—and to ask for your assistance.

In order for the Funds’ reorganization to occur, a majority vote of shareholders is required in connection with the Special Meeting of Shareholders scheduled for August 1, 2024. It is critical that your clients exercise their right to vote regardless of the number of shares they own.

Key Points to Consider:

●	Shareholders were sent a Proxy Statement/Prospectus and asked to cast their vote promptly. Your clients may vote online, by touch-tone telephone, or by completing, signing and returning the proxy card provided by mail.

●	The Funds’ Board of Trustees has unanimously approved each of the proposed reorganizations and determined them to be in the best interests of shareholders. The Board recommends that shareholders vote in favor of the reorganizations.

●	If the reorganization is not approved by shareholders, the Board of Trustees will need to consider other options up to and including the liquidation of the Fund(s). Liquidation of a Fund may result in income tax liabilities for its shareholders.

●	The new funds’ investment adviser and subadviser utilize a dedicated team approach for management, trading and research. The investment objective and principal strategies of the existing funds and the new funds are substantially the same.

We will continue to keep you informed of any further updates. As always, please contact your Aquila Regional Sales Manager, or call Aquila’s Sales Desk at 800-437-1020 for assistance.

[1]	About the Proposed Reorganization of Aquila Funds Trust:

As previously communicated, a definitive agreement has been reached between Aquila Investment Management LLC (“Aquila”) and Cantor Fitzgerald Investment Advisors, LP ("Cantor") to sell assets used in its investment advisory business relating to the Aquila Funds Trust (the "Funds" or each a "Fund") (the "transaction"). Under the terms of the agreement, subject to Fund shareholder approval, each Fund is expected to be reorganized into a newly created series of Cantor Select Portfolios Trust (each a "Reorganization" or collectively, the "Reorganizations"), and subsequently will be advised by Cantor and subadvised by Smith Group Asset Management, LLC. The proposed Reorganizations are listed below:

Acquired Aquila Funds	Acquiring Cantor Funds
Aquila High Income Fund	Cantor Fitzgerald High Income Fund
Aquila Opportunity Growth Fund	Cantor Fitzgerald Equity Opportunity Fund

To receive a free copy of a Proxy Statement/Prospectus relating to a Reorganization, please call Cantor Fitzgerald Asset Management toll free at (855) 9-CANTOR. This communication is qualified in its entirety by reference to the Proxy Statement/Prospectus and supersedes any prior document.

The Proxy Statement/Prospectus contains important information about fund objectives, strategies, fees, expenses and risk considerations, and therefore you are advised to read it. The Proxy Statement/Prospectus and shareholder reports, and other information are also available for free on the SEC’s website (www.sec.gov). Shareholder should read any Proxy Statement/Prospectus carefully before making any decision to invest or to approve a Reorganization.

Mutual fund investing involves risk; loss of principal is possible. Investment risks include, but are not limited to, potential loss of value, market risk, financial risk, interest rate and credit rate risk, and investments in highly-leveraged companies, lower-quality debt securities, foreign markets and foreign currencies. High-yield bonds are subject to greater credit risk, default risk, and liquidity risk.

Before investing in any mutual fund offered by Aquila Group of Funds, carefully read about and consider the investment objectives, risks, charges, expenses, and other information found in the fund's prospectus. The prospectus is available when you visit www.aquilafunds.com and by calling 800-437-1020.

For financial professional use only. Not for use with the public.

Aquila Distributors LLC
800-437-1020

www.aquilafunds.com

AQL-AFT-CVE-072024

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